Exhibit 5.1

OPINION AND CONSENT OF WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP

June 28, 2007

Encorium Group, Inc.

One Glenhardie Corporate Center, Suite 100

1275 Drummers Lane

Wayne, PA 19087

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Encorium Group, Inc., a Delaware corporation (the “Company”), of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the registration of 5,300,354 Shares of the Company’s outstanding common stock, $0.001 par value (the “Shares”), to be offered by certain selling stockholders of the Company. The Shares to be covered by the Registration Statement include 4,593,640 Shares that are currently issued and outstanding (the “Outstanding Shares”) and 706,714 Shares that are to be issued on November 1, 2007 (the “Anniversary Shares”). The Anniversary Shares will be issued to the selling stockholders pursuant to the Amended and Restated Combination Agreement filed as Exhibit 2.1 to the Company’s current report on Form 8-K filed with the Commission on July 7, 2006 (the “Combination Agreement”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s certificate of incorporation and bylaws, as amended to date, the Combination Agreement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Outstanding Shares were validly issued and are fully paid and nonassessable and that the Anniversary Shares, when issued, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal law of the United States, each as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

/s/ Wolf, Block, Schorr and Solis-Cohen LLP

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Wolf, Block, Schorr and Solis-Cohen LLP